Exhibit 99.1

SERENA Software Prices $190 Million Private Placement of Convertible

Subordinated Notes

San Mateo, California, December 9, 2003-SERENA Software, Inc. (NASDAQ: SRNA) announced today the pricing of its offering of $190 million aggregate principal amount of convertible subordinated notes due 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will bear interest at a rate of 1.50% per year. The notes will be subordinated to all present and future senior debt of SERENA. The sale of the notes to the initial purchasers is expected to settle on December 15, 2003.

The notes are convertible into the company’s common stock under certain circumstances at an initial conversion rate of 45.0577 shares per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $22.19 per share) subject to adjustment upon the occurrence of certain events. SERENA may redeem some or all of the notes under certain circumstances on or after December 15, 2006 and prior to December 15, 2008, and at any time thereafter without such circumstances, at 100% of the principal amount, plus accrued but unpaid interest up to, but excluding, the redemption date. SERENA may be required to purchase some or all of the notes on December 15, 2008, December 15, 2013 or December 15, 2018 or in the event of a change in control at 100% of the principal amount, plus accrued but unpaid interest up to, but excluding, the purchase date.

The company has also granted the initial purchasers a 30-day over-allotment option to purchase up to an additional $30 million aggregate principal amount of notes.

The company intends to use a portion of the net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the notes and to purchase one million shares of the company’s common stock from investors in the notes in connection with the offering pursuant to the company’s previously announced stock repurchase program. The company expects to use the balance of the net proceeds for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies or strategic investments. Pending such uses, the company intends to invest the net proceeds in investment grade obligations and interest bearing money market instruments.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.